Acorn Energy Completes DSIT Sale; Providing Funding for Focused IoT

Wireless Remote Monitoring and Control Business

Acorn to Host Investor Call Thursday, February 15th at 10:00 am ET

Wilmington, DE, February 14, 2018 – Acorn Energy, Inc. (OTCQB: ACFN), announced today that it has completed the sale of its remaining 41.15% interest in DSIT Solutions Ltd. for $5.8 million, before fees and taxes, to an Israeli investor group. Acorn will host a conference call on Thursday, February 15th at 10:00 am ET (details below) to review the transaction and the outlook for the Company. Acorn is now a debt-free focused provider of high growth, wireless remote monitoring and control (IoT) services for critical industrial assets.

Net of estimated expenses, including withholding taxes, and the repayment of existing director loans and amounts due to DSIT, Acorn has approximately $2 million in cash after the DSIT transaction. Acorn could also receive an additional $500,000 in the event that DSIT is successful in securing a multi-million dollar contract related to DSIT’s new state-of-the-art fiber-optic monitoring technologies. This amount would be held in escrow for twenty months and could be reduced by any representation or warranty claims by the purchaser group.

New State-of-the-Art Fiber-Optic Monitoring Technology

In conjunction with the sale of its DSIT interest, Acorn secured right of first negotiation to act as exclusive distributor for DSIT’s promising new fiber-optic sensor technology for pipeline monitoring and control in the United States. This technology offers a new range of high-value service opportunities, such as monitoring for third party intervention or gas or oil leaks, to complement and expand Acorn’s existing OmniMetrix pipeline monitoring business which currently provides cathodic or corrosion protection systems on gas pipelines to utilities and pipeline companies.

Acorn’s sale of its DSIT stake represents one of the final steps in its strategic plan to streamline operating costs and focus its capital and resources on the long-term growth potential of its OmniMetrix business. In addition to pipeline services, OmniMetrix provides wireless remote monitoring and control services for stand-by generators and other critical equipment that are used in cell towers, medical facilities, data centers, public transportation systems and other facilities in North America and globally.

Acorn CEO Jan Loeb commented, “The sale of our DSIT stake enables Acorn to repay our director loans and amounts due to DSIT – putting the Company in a debt-free position with approximately $2 million of cash. Given the success we continue to achieve in our OmniMetrix business including projected growth, combined with further cost reductions we have identified and are looking to implement to our overhead, we believe Acorn is now finally positioned to fund itself through to cash-flow breakeven and ultimately to profitability. As a result, Acorn will be better positioned to potentially realize value from the Company’s significant tax loss carryforwards, which were approximately $60 million at December 31, 2016.

“Looking forward, we are now able to fully focus our time and resources on enhancing the growth and profitability of our remote monitoring and control business both organically and through potential acquisitions. Historically, more than half of this revenue is made up of high-margin, recurring monitoring services – as most of our remote monitoring contracts renew on expiration. Building off this solid base, we believe OmniMetrix can continue to grow its orders organically at an annualized rate of approximately twenty percent for the foreseeable future.

“Additionally, as our business performance allows, we will pursue the further streamlining of our corporate structure and branding in a cost-effective manner. We also have the re-listing of our common stock on Nasdaq as a corporate priority – the timing of which will be driven by our business progress.

“Given where the company was just two years ago, I am very proud of what our Board, management and OmniMetrix team have accomplished in eliminating loss-making operations, harvesting valuable but illiquid assets and strengthening our financial position, while advancing the growth potential and technology portfolio of our remote monitoring business. We have delivered on the goals that we set when I joined the company and now find Acorn very well positioned for the future. This is indeed a very exciting time for Acorn and OmniMetrix, and I look forward to speaking with investors on our upcoming call and down the road as we continue to advance the business.”

Conference Call Details

Date/Time:	Thursday, February 15th at 10:00 a.m. EST
Dial-in Number:	844-834-0644 or 412-317-5190 International
Online Replay/Transcript:	An audio replay and transcript will be posted to the Investor
Relations section of Acorn’s website when available.
Email Option for Questions:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrix (www.omnimetrix.net)

Acorn Energy, Inc. has an 80% equity stake in OmniMetrix™, Inc. and consolidates its assets, liabilities and results of operations. OmniMetrix is a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators, used in cell towers, medical facilities, data centers, public transportation systems, and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 23 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business at or near historical or anticipated growth rates; reducing overhead costs; achieving cash flow break-even; or reaching profitability. A complete discussion of the risks and uncertainties, which may affect OmniMetrix is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contacts:

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com